Exhibit 1

Directors and Officers of Bastion Trading Limited

Name and Position	Principal Occupation	Principal Business Address	Citizenship
Wei Zhu* Chief Financial Officer, Chief Operating Officer and Member of Board of Directors
Ningxiang Zhang Chief Executive Officer and Director	Chief Executive Officer of Bastion Trading Limited	c/o Bastion Trading Limited Unit 7a, R&F De Castro Building 200 Waterfront Drive Road Town, Tortola British Virgin Islands	Hong Kong SAR
Masahide Hoshi Member of Board of Directors	Advisory Chairman of Bastion Trading Limited	c/o Bastion Trading Limited Unit 7a, R&F De Castro Building 200 Waterfront Drive Road Town, Tortola British Virgin Islands	Japan
Christian Thompson Member of Board of Directors	Consultant	c/o Bastion Trading Limited Unit 7a, R&F De Castro Building 200 Waterfront Drive Road Town, Tortola British Virgin Islands	British Virgin Islands

Directors and Officers of Bastion Holdings Limited

Name and Position	Principal Occupation	Principal Business Address	Citizenship
Wei Zhu* Chief Financial Officer, Chief Operating Officer and Member of Board of Directors
Ningxiang Zhang Chief Executive Officer and Member of Board of Directors	Chief Executive Officer of Bastion Trading Limited	c/o Bastion Trading Limited Unit 7a, R&F De Castro Building 200 Waterfront Drive Road Town, Tortola British Virgin Islands	Hong Kong SAR
Masahide Hoshi Advisory Chairman and Member of Board of Directors	Advisory Chairman of Bastion Trading Limited	c/o Bastion Trading Limited Unit 7a, R&F De Castro Building 200 Waterfront Drive Road Town, Tortola British Virgin Islands	Japan

Directors and Officers of Lucio Holding Limited

Name and Position	Principal Occupation	Principal Business Address	Citizenship
Wei Zhu* Sole Officer and Member of the Board of Directors

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* Such entity or individual is a Reporting Person and, as such, the information with respect to such entity or individual called for by the Schedule 13D is set forth therein.